Exhibit (a)(1)(B)

GENERAL COMMUNICATION, INC.

LETTER OF TRANSMITTAL/WITHDRAWAL

PURSUANT TO THE

OFFER TO EXCHANGE DATED AUGUST 6, 2009

Please read this Letter of Transmittal/Withdrawal carefully. To properly elect to exchange your eligible options, or to withdraw or change all or some of the elections you previously submitted, we must receive your Letter of Transmittal/Withdrawal before 11:59 p.m., Alaska Daylight Time, on the expiration date, which is currently September 4, 2009, unless the offer is extended.

You are not required to submit this Letter of Transmittal/Withdrawal if you are electing not to participate in this offer to exchange (the “Offer”). If you do not submit this Letter of Transmittal/Withdrawal by the deadline, it will be interpreted as your election not to participate in the Offer, and you will retain all of your outstanding options with their current terms. If you are electing to exchange eligible options, you must indicate which of your eligible options that you wish to exchange and submit this entire Letter of Transmittal/Withdrawal via the Exchange Offer Website, electronic delivery, facsimile, regular mail, overnight courier or hand delivery as follows:

Through the Exchange Offer Website: Complete and submit your Letter of Transmittal/Withdrawal through the procedures set forth on the Exchange Offer Website.

Via Electronic Delivery: Scan the completed and signed Letter of Transmittal/Withdrawal and e-mail it to tenderoffer@gci. com.

Via Facsimile: To General Communication, Inc., Attn: Peter Pounds, facsimile number (907) 868-5676.

Via Regular Mail, Overnight Courier or Hand Delivery: To General Communication, Inc., Attn: Peter Pounds, 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503.

To withdraw any or all of your tendered options, you must resubmit to us a Letter of Transmittal/Withdrawal indicating which eligible options that you would like to exchange and which eligible options that you do not wish to exchange. The subsequent Letter of Transmittal/Withdrawal must be delivered in the manner noted directly above and prior to the expiration of the Offer. If, after withdrawing your tendered options, you later decide to make a new election to tender eligible options in the Offer, then you must submit a new Letter of Transmittal/Withdrawal indicating which of your eligible options that you wish to exchange. For purposes of determining whether or not you have chosen to participate in the Offer, we will rely on the most recent Letter of Transmittal/Withdrawal actually received before the Offer expires. The final change to your elections that you submit to us prior to the expiration of the Offer will be binding, and you will not be permitted to make any further withdrawals or elections after the Offer expires.

You do not need to return your stock option agreements in order to effectively elect to accept the Offer.

We intend to confirm our receipt of your Letter of Transmittal/Withdrawal within two (2) business days of receipt. If we fail to notify you of our receipt of any Letter of Transmittal/Withdrawal that you submit it will NOT affect the validity of your Letter of Transmittal/Withdrawal. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have received your election.

If you think the information regarding your eligible options set forth below is incorrect, or if you have any questions about the Offer, please contact either our Chief Financial Officer, John M. Lowber, at (907) 868-5600 or via e-mail to jlowber@gci.com or Peter Pounds, at (907) 868-6952 or via e-mail to ppounds@GCI.com.

To: General Communication, Inc.

I have received the Offer to Exchange dated August 6, 2009, this Letter of Transmittal/Withdrawal, the Individual Statement of Options, the Form of Restricted Stock Agreement (the “Agreement”) and the Amended and Restated 1986 Stock Option Plan of General Communication, Inc. (as amended, the “Plan”).

General Communication, Inc. (“GCI”) has informed me that if I elect to participate in the Offer I will exchange all or part of my outstanding eligible option grants for certain shares of restricted stock as described in the Offer to Exchange, as set forth in the table of my eligible options contained in Annex A to this Letter of Transmittal/Withdrawal. GCI has further informed me that shares of restricted stock awarded to me will vest 50% on December 20, 2011, and 50% on February 28, 2012. GCI has advised me that I must continue to provide service to GCI through the required vesting period to become entitled to retain the underlying shares of common stock vesting at the end of that vesting period.

I have reviewed the table of my eligible options contained in Annex A, and I confirm that I hold the options listed. I have indicated by checking “Exchange” those eligible options listed in Annex A which I am electing to exchange. I have indicated by checking “Do Not Exchange” those eligible options listed in Annex A which I am electing not to exchange, which options will remain outstanding according to their existing terms and conditions. By completing and submitting this Letter of Transmittal/Withdrawal, I hereby elect to exchange all of the eligible options I have so indicated. For each eligible option I have elected to exchange, GCI has informed me that I will receive, upon the terms and subject to the conditions in the Offer to Exchange and this Letter of Transmittal/Withdrawal (which together constitute the “Offer”), an award for the number of shares of GCI restricted stock set forth in the table in Annex A with respect to such eligible option. GCI has informed me that if I have submitted a Letter of Transmittal/Withdrawal in a timely fashion but have not indicated my election by checking either “Exchange” or “Do Not Exchange” next to any option grants in the table in Annex A that GCI will be entitled, in its sole discretion, either to (a) request that I submit a new Letter of Transmittal/Withdrawal indicating my election or (b) interpret my Letter of Transmittal/Election to be an election to exchange all option grants listed in the table for which I have not checked “Do Not Exchange.”

If, before the expiration of the Offer, I wish to exercise some or all of the eligible options I am electing to exchange, I acknowledge that I cannot do so unless I first properly withdraw this election to exchange in accordance with procedures set forth in Section 5 of the Offer to Exchange.

I acknowledge that upon the occurrence of any of the conditions set forth in Section 7 of the Offer to Exchange, GCI may terminate or amend the Offer and postpone its acceptance and cancelation of any eligible options I elect for exchange.

I acknowledge that the restricted stock will be subject to the terms and conditions set forth in the Plan and the terms of a Restricted Stock Agreement, which will constitute a contract between GCI and me. I have reviewed a form of this agreement provided to me. GCI will send me a final Restricted Stock Agreement (with all the blanks filled in) as promptly as practicable after the grant date.

I hereby represent and warrant that I have full power and authority to elect to exchange the options exchanged hereby and that, when and to the extent such options are accepted for exchange by GCI, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by GCI to be necessary or desirable to complete the exchange of the options I am electing to exchange.

All authority conferred or agreed to be conferred by this Letter of Transmittal/Withdrawal shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

By submitting this Letter of Transmittal/Withdrawal, I acknowledge that my election to exchange my eligible options pursuant to the procedure(s) described in Section 4 of the Offer to Exchange and in the instructions to this Letter of Transmittal/Withdrawal will constitute my acceptance of the terms and conditions of the Offer. GCI’s acceptance for exchange of options offered to be exchanged pursuant to the Offer will constitute a binding agreement between GCI and me, upon the terms and subject to the conditions of the Offer to Exchange and this Letter of Transmittal.

I acknowledge that I expect no financial compensation from the exchange and cancelation of my options. I also acknowledge that in order to participate in the Offer I must be an eligible officer or employee of, or consultant or advisor to, GCI from the date when I elect to exchange my eligible options through the time immediately prior to the expiration of the Offer and otherwise be eligible to participate under the Plan. I further acknowledge that if I do not remain an eligible officer, employee, consultant or advisor, I will not receive any shares of restricted stock or any other consideration for the options that I elect to exchange and that are accepted for exchange pursuant to the Offer.

I hereby give up all ownership interest in the options that I elect to exchange, and I have been informed that they will become null and void on the date GCI accepts my options for exchange. I agree that I will have no further right or entitlement to purchase shares of GCI’s common stock under the eligible options accepted by GCI for exchange or have any other rights or entitlements under such options. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date GCI accepts my options for exchange.

I hereby expressly acknowledge that GCI has advised me to consult with my own advisors as to the legal and tax consequences of participating or not participating in the Offer.

ANNEX A

GENERAL COMMUNICATION, INC.

LETTER OF TRANSMITTAL/WITHDRAWAL

PURSUANT TO THE

OFFER TO EXCHANGE DATED AUGUST 6, 2009

Participant

Name:

IMPORTANT: For each of your outstanding eligible options listed below, please mark “Yes” if you wish to exchange the option for restricted stock or mark “No “ if you do not wish to exchange the option and instead wish to retain the option with its current terms. Please mark your initials next to each entry.

Option Grant #	Expiration Date	Options Outstanding	Exercise Price	Exchange Ratio	New Grant of Restricted Stock if Options Outstanding Exchanged	Equivalent Price	Make ONE Election for each eligible grant
☐Exchange ☐Do Not Exchange
☐Exchange ☐Do Not Exchange
☐Exchange ☐Do Not Exchange
☐Exchange ☐Do Not Exchange
☐Exchange ☐Do Not Exchange
☐Exchange ☐Do Not Exchange

Please note that GCI will not issue any fractional shares of restricted stock. The applicable amounts in the column headed “New Grant of Restricted Stock if Options Outstanding Exchanged” have been rounded to the nearest whole number.

Participant Signature	Date and Time

Participant Name Printed	E-mail Address

Daytime Telephone Number

INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.                                      Delivery of Letter of Transmittal/Withdrawal. General Communication, Inc. must receive your signed and dated Letter of Transmittal/Withdrawal before the Offer expires, which is currently scheduled for 11:59 p.m., Alaska Daylight Time, on September 4, 2009, unless the offer is extended. Any Letter of Transmittal/Withdrawal received after that time will not be accepted. The method of delivery of any document is at your election and risk. If you choose to submit a Letter of Transmittal/Withdrawal, your election will be effective upon receipt. If you are unable to access the Exchange Offer Website or if hand delivery is not feasible, we recommend that you send it via electronic delivery or facsimile, and then follow up with a telephone call or e-mail to confirm receipt by the deadline. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery.

GCI will not accept any alternative, conditional or contingent offers to exchange options. All eligible participants electing to exchange options, or electing to withdraw or change all or some of their elections previously submitted, by execution of this Letter of Transmittal/Withdrawal, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the Offer to Exchange.

2.                                       Withdrawal of Election. Elections to exchange made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer, currently set to occur at 11:59 p.m., Alaska Daylight Time, on September 4, 2009. If the Offer is extended by GCI beyond that time, you may withdraw your election at any time until the extended expiration of the Offer. To withdraw your tendered options, you must resubmit to us a Letter of Transmittal/Withdrawal indicating which eligible options that you would like to exchange and which eligible options that you do not wish to exchange. Withdrawal elections may not be rescinded and any eligible options withdrawn from the Offer will thereafter be deemed not properly tendered for purposes of the Offer. To re-elect to exchange options that you have withdrawn, you must again follow the procedures described in these Instructions to submit a new Letter of Transmittal/Withdrawal prior to the expiration of the Offer. For purposes of determining whether or not you have chosen to participate in the Offer, we will rely on the most recent Letter of Transmittal/Withdrawal actually received before the offer expires. The final change to your elections that you submit to us prior to the expiration of the offer will be binding, and you will not be permitted to make any further withdrawals or elections after the offer expires.

3.                                       Inadequate Space. If the space provided in the Letter of Transmittal/Withdrawal is inadequate, the information requested in the table in Annex A regarding which options are being elected for exchange and which options are being retained should be provided on a separate schedule attached to the Letter.

4.                                       Signatures on this Letter of Transmittal/Withdrawal. If this Letter of Transmittal/Withdrawal is submitted through the Exchange Offer Website, you will be required to acknowledge all of its terms and conditions by entering your PIN and then clicking the “Submit” button located at the bottom of Annex A. If this Letter of Transmittal/Withdrawal is submitted via electronic delivery, facsimile, regular mail, overnight courier or hand delivery, then it must be signed by the option holder. The signature must correspond with the name as written on the face of the stock option agreement(s) to which the options are subject. If your name has been legally changed since your stock option agreement was signed, please submit proof of the legal name change.

If this Letter of Transmittal/Withdrawal is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to us of the authority of that person to so act must be submitted with this Letter of Transmittal/Withdrawal.

5.                                       Requests for Assistance or Additional Copies. If you have any questions or need assistance, or would like to request additional copies of the Offer to Exchange or this Letter of Transmittal/Withdrawal, please contact either our Chief Financial Officer, John M. Lowber, at (907) 868-5600 or via e-mail to jlowber@gci.com, or Peter Pounds, at (907) 868-6952 or via e-mail to ppounds@GCI.com. All copies will be furnished promptly at GCI’s expense. You may also contact GCI by fax or through regular mail using the contact information listed above. You may also use the above contact information to overnight courier or hand deliver your correspondence to GCI.

6.                                       Irregularities. All questions as to the number of shares subject to options to be accepted for exchange and the number of shares of restricted stock to be granted, and any questions as to the form of documents and the validity (including eligibility and time of receipt), form and acceptance of any options elected to be exchanged will be determined by GCI in its sole discretion, which determinations shall be final and binding on all interested persons. GCI reserves the right to reject any or all elections to exchange options that GCI determines not to be in appropriate form or the acceptance of which may, in the opinion of GCI’s counsel, be unlawful. GCI also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in any election to exchange options, and GCI’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No election to exchange options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with an election to exchange options must be cured within such time as GCI shall determine. Neither GCI nor any other person is or will be obligated to give notice of any defects or irregularities in the election to exchange options, and no person will incur any liability for failure to give any such notice.

7.                                       Additional Documents to Read. You should be sure to read the Offer to Exchange, this Letter of Transmittal/Withdrawal, the Individual Statement of Options, the Plan and the Form of the Restricted Stock Agreement before deciding to participate in the Offer.

8.                                       Important Tax Information. You should consult your own tax advisor and refer to Section 14 of the Offer to Exchange, which contains important federal income tax information.

9.                                       Data Privacy. By accepting the Offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, GCI and/or any affiliate for the exclusive purpose of implementing, administering and managing your participation in the Offer.

You have been advised that your employer, GCI and/or any affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing GCI stock and other employee benefit plans and the Offer (“Data”). You have been advised that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in your country. You have been advised that you may request a list with names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in GCI’s stock and other employee benefit plans and the Offer. You have been advised that Data will be held only as long as is necessary to implement, administer and manage your participation in the stock and other employee benefit plans and the Offer. You have been advised that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if you are a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You have been advised that refusing or withdrawing your consent may affect your ability to participate in the Offer.

10.                                 Acknowledgement and Waiver. By accepting the Offer, you acknowledge that: (i) the Offer is established voluntarily by GCI, it is discretionary in nature and it may be extended, modified, suspended or terminated by GCI at any time, as provided in the Offer to Exchange; (ii) the grant of restricted stock is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock or options, or benefits in lieu of restricted stock or options, even if restricted stock or options have been granted repeatedly in the past; (iii) all decisions with respect to future grants under any GCI stock plan, if any, will be at the sole discretion of GCI; (iv) your acceptance of the Offer will not create a right to employment or be interpreted to form an employment agreement with GCI, its subsidiaries or its affiliates and will not interfere with the ability of your current employer, if applicable, to terminate your employment relationship at any time with or without cause; (v) your acceptance of the Offer is voluntary; (vi) the future value of GCI’s shares is uncertain and cannot be predicted with certainty; (vii) the Offer, the exchanged options and the restricted stock are outside the scope of your employment contract, if any, and are not part of customary or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, or similar payments; (viii) if you accept the Offer and receive an award of restricted stock and obtain shares of GCI Class A common stock pursuant to such award, the value of the shares acquired may increase or decrease in value; (ix) you have been advised of the risks associated with your participation in the Offer as described in “Certain Risks of Participating in the Offer” contained in the Offer to Exchange; and (x) no claim or entitlement to compensation or damages arises from diminution in value of any restricted stock you may receive as a result of participating in the Offer and you irrevocably release GCI and its subsidiaries and affiliates from any such claim that may arise.

11.                                 Tax Liability. Regardless of any action that GCI, its subsidiaries or its affiliates take with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related withholding (“applicable withholdings”), you acknowledge that the primary liability for all applicable withholdings is and remains your sole responsibility and that GCI, its subsidiaries and its affiliates (i) make no representations or undertakings regarding the treatment of any applicable withholdings in connection with any aspect of the cancelation of eligible options or the grant of restricted stock, the vesting of restricted stock and the delivery of shares of GCI Class A common stock, the subsequent sale of shares of restricted stock of GCI and the receipt of any dividends; and (ii) do not commit to structure the terms of the Offer, including cancelation of the eligible options and/or the grant of restricted stock, to reduce or eliminate your liability for applicable withholdings.

You agree to pay or make adequate arrangements satisfactory to GCI, its subsidiaries and its affiliates to satisfy all applicable withholding obligations of GCI, its subsidiaries and its affiliates. In this regard, you authorize GCI, its subsidiaries and its affiliates to (i) sell or arrange for the sale of shares of GCI Class A common stock that you acquire to meet the applicable withholding obligation, (ii) withhold shares of GCI Class A common stock, provided that GCI only withhold the amount of shares of GCI Class A common stock necessary to satisfy the minimum withholding amount, and (iii) withhold from your wages or other compensation payable to you all applicable withholding obligations that are not satisfied by the means previously described. Finally, you agree to pay to GCI, its subsidiaries and its affiliates any amount of applicable withholdings that GCI, its subsidiaries and its affiliates may be required to withhold as a result of your participation in the Offer that is not satisfied by the means previously described.

12.                                 Electronic Delivery of Documents. Any document relating to participation in the Offer or any notice required or permitted by the Offer to Exchange, this Letter of Transmittal/Withdrawal shall be given in writing and shall be deemed effectively given only upon receipt by GCI. The Offer to Exchange, this Letter of Transmittal/Withdrawal, an Individual Statement of Options, the Restricted Stock Agreement, the Plan and any other communications to option holders in connection with the Offer (collectively, the “documents”) may be delivered to you electronically. In addition, you may deliver electronically to GCI this Letter of Transmittal/Withdrawal. By submitting this Letter of Transmittal/Withdrawal, you acknowledge that you have read this instruction and consent to the electronic delivery of the documents. You acknowledge that you may receive from GCI a paper copy of any documents delivered electronically at no cost to you by contacting GCI by telephone or in writing using the contact information on the first page of this Letter of Transmittal/Withdrawal. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you have been advised that you must provide GCI with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents described in this instruction or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying GCI of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, you have been advised that you are not required to consent to electronic delivery of documents described in this Instruction.

13.                                 Governing Law and Documents. The Letter of Transmittal/Withdrawal is governed by, and subject to, United States federal and Alaska state law, as well as the terms and conditions set forth in the Offer to Exchange.